Exhibit 99.1

   PRESS RELEASE

For Release:	Immediate
Contact	Matt Pudlowski (314/877-7091)

RALCORP HOLDINGS ANNOUNCES RESULTS FOR
THE THIRD QUARTER OF FISCAL 2012

▪	Net sales up 11%, including 2% base-business growth
▪	Adjusted diluted EPS from continuing operations of $.60 compared to $.51 for the 2011 quarter
▪	Acquisitions contribute approximately $.03 to adjusted diluted EPS
▪	Bloomfield inefficiencies total $8.2 million

ST. LOUIS, MO, August 8, 2012 … Ralcorp Holdings, Inc. (NYSE:RAH) today reported results for the quarter ended June 30, 2012.  Ralcorp’s results include the effects of acquisitions completed during fiscal 2012, including the North American private-brand refrigerated dough business of Sara Lee Corp. (“Refrigerated Dough”), Pastificio Annoni S.p.A. (“Annoni”), Petri Baking Products, Inc. (“Petri”), and Gelit S.r.l. (“Gelit”).  The operations of the Post cereals business are presented as discontinued operations (and excluded from continuing operations) for all periods.  Unless otherwise indicated, all comparisons of results in the following discussions are for the third quarter of Ralcorp’s fiscal 2012 relative to the third quarter of fiscal 2011 ended June 30, 2011.

Executive Summary

	Three Months Ended			Nine Months Ended
	June 30,			June 30,
	2012	2011	% Change	2012	2011	% Change
(dollars in millions, except per share data)
Net Sales	$1,026.2	$927.8	11%	$3,254.9	$2,796.8	16%
Diluted EPS from Continuing Operations	$.54	$.28	93%	$1.85	$1.75	6%
Adjusted Diluted EPS from Continuing Operations	$.60	$.51	18%	$2.25	$1.95	15%

●	Net Sales grew as a result of acquisitions completed during fiscal 2012, primarily Refrigerated Dough and Petri, as well as higher net pricing in all segments in response to rising commodity costs.
●	Acquisitions contributed approximately $.03 to adjusted diluted earnings per share for the third quarter. The company continues to estimate that the Refrigerated Dough business will contribute a total of between $.34 and $.36 to adjusted diluted earnings per share during fiscal 2012.
●	Diluted Earnings per Share (EPS) in this year’s third quarter were negatively impacted by amounts related to plant closures, merger and integration costs, and the accelerated amortization of intangible assets, partially offset by a mark-to-market gain on economic hedges. Last year’s diluted EPS were negatively impacted by amounts related to mark-to-market losses on economic hedges, amounts related to plant closures, merger and integration costs, and the accelerated amortization of intangible assets. The effects of all of these items are excluded from adjusted diluted EPS from continuing operations (“Adjusted Diluted EPS”). Adjusted Diluted EPS include the effect of normal amortization expense, including the amortization of intangible assets that are only recorded through business acquisitions (mostly trademarks and customer relationships) with a combined impact of $.22 per share and $.17 per share in the three months ended June 30, 2012 and 2011, respectively.

Net Sales

	Three Months Ended			Nine Months Ended
	June 30,			June 30,
	2012	2011	% Change	2012	2011	% Change
(dollars in millions)
Base-business Net Sales	$950.8	$927.8	2%	$2,996.0	$2,796.8	7%
Net sales from recent acquisitions
excluded from base-business net sales:
Refrigerated Dough	62.4	-	7%	242.9	-	9%
Petri	8.5	-	1%	8.5	-	0%
Fiscal 2012 Pasta acquisitions	4.5	-	1%	7.5	-	0%
Net Sales	$1,026.2	$927.8	11%	$3,254.9	$2,796.8	16%

    Net sales increased 11%, largely due to the acquisitions of Refrigerated Dough and Petri.  Base-business net sales increased 2% as a result of an increase in overall net pricing in response to significantly higher raw material (ingredients and packaging) and freight costs.  This increase was partially offset by an overall 6% volume decline driven by weakness in the Snacks, Sauces & Spreads segment and the voluntary resignation of a co-manufacturing contract in the Cereal Products segment.

Margins

	Three Months Ended		Nine Months Ended
	June 30,		June 30,
	2012	2011	2012	2011
(% of net sales)
Gross Profit	19.9%	18.9%	20.2%	21.4%
Selling, general and administrative expenses	-10.1%	-10.5%	-10.1%	-10.3%
Amortization of intangible assets	-2.0%	-1.8%	-1.9%	-1.7%
Other operating expenses, net	-.3%	-.5%	-.5%	-.3%
Operating Profit	7.5%	6.1%	7.7%	9.1%

Adjusted Gross Profit	19.6%	20.6%	20.4%	21.6%
Adjustments for economic hedges	.3%	-1.7%	-.2%	-.2%
Gross Profit	19.9%	18.9%	20.2%	21.4%

Adjusted Selling, General & Administrative Expenses	-10.0%	-10.5%	-10.0%	-10.3%
Merger and integration costs	-.1%	-	-.1%	-
Selling, General & Administrative Expenses	-10.1%	-10.5%	-10.1%	-10.3%

Adjusted Operating Profit	8.0%	8.3%	8.8%	9.7%
Adjustments for economic hedges	.3%	-1.7%	-.2%	-.2%
Merger and integration costs	-.2%	-.1%	-.3%	-.1%
Accelerated amortization of intangible assets	-.1%	-.1%	-.1%	-.1%
Provision for legal settlement	-	-	-.1%	-.1%
Amounts related to plant closures	-.5%	-.3%	-.4%	-.1%
Operating Profit	7.5%	6.1%	7.7%	9.1%

    Gross profit margin for the third quarter of 2012 benefitted from $3.1 million of net adjustments for economic hedge contracts (discussed below), while in the third quarter of 2011, gross profit margin was negatively impacted by $15.7 million of net adjustments for economic hedge contracts.  Excluding the effect of these items, adjusted gross profit margin decreased from 20.6% last year to 19.6% this year.  Adjusted gross margins declined 100 basis points as base-business raw material and freight costs (net of hedging activities) grew more quickly than base-business pricing and mix.  On a dollar basis, base-business pricing and mix more than offset approximately $68 million in higher raw material and freight costs, the most significant impact in snack nuts (included in the Snacks, Sauces & Spreads segment) and durum wheat (included in the Pasta segment).  Additionally, gross margins were reduced by 80 basis points as a result of costs related to the inefficiencies experienced at the Bloomfield Bakers facility (included in the Cereal Products segment).  These declines were partially offset due to the positive impact of the addition of higher-margin products of Refrigerated Dough and Petri and favorable manufacturing performance in the Snacks, Sauces & Spreads, Frozen Bakery Products, and Pasta segments.
    For the third quarter of 2012, selling, general and administrative (SG&A) expenses declined as a percentage of net sales by four tenths of one percentage point compared to the third quarter of 2011.  The SG&A percentage was negatively impacted by merger and integration costs in the 2012 quarter.  Excluding the effect of these items, adjusted SG&A expense as a percentage of net sales decreased from 10.5% to 10.0%.  The decrease in SG&A was driven by lower corporate costs (deferred compensation) and favorable foreign exchange.
    Total amortization expense for the third quarter of fiscal 2012 was $20.3 million compared to $16.5 million a year ago.  The increase is primarily due to the acquisition of Refrigerated Dough.  Amortization expense for both fiscal 2012 and 2011 was impacted by accelerated amortization expense of $1.3 million for the three-month periods ending June 30 due to a shortened estimate of the remaining life of a customer relationship intangible asset.
    In addition to the items discussed above, the third quarter operating profit margin was affected by amounts related to plant closures and other merger and integration costs, which are discussed below.

Adjustments for Economic Hedges
    Certain derivative contracts do not qualify for cash flow hedge accounting but are used as economic hedges of the Company’s exposure to changes in commodity costs.  Realized and unrealized gains and losses on such contracts are recognized at a corporate level but not allocated to affect segment operating profit until the hedged exposure affects earnings.  In fiscal 2012, net mark-to-market adjustments on such derivatives and reclassifications to segment operating profit resulted in a net gain adjustment for economic hedges of $3.1 million in the third quarter.  In the prior year, the corresponding net loss adjustment for economic hedges was $15.7 million.  These net adjustments were recognized in cost of goods sold on the statement of earnings but excluded from segment operating profit and the Company’s non-GAAP measures of Adjusted EBITDA and Adjusted Diluted EPS.
    The amounts reported in this earnings release for the nine months ended June 30, 2012 include revised amounts of adjustments for economic hedges related to the second quarter amounts previously reported.  The revision reflects an additional pre-tax loss adjustment for economic hedges of $5.7 million.

Merger and Integration Costs
    During the three months ended June 30, 2012 and 2011, Ralcorp recorded approximately $2.4 million and $1.2 million, respectively, of expenses related to acquisition activity.  In 2012, those costs related primarily to the acquisition of Refrigerated Dough, Annoni, Petri, and Gelit.  Of the $2.4 million net merger and integration costs recorded in the three months ended June 30, 2012, $1.2 million is included in “Selling, general and administrative expenses,” and $1.2 million is included in “Other operating expenses, net.”

Amounts Related to Plant Closures
    During the three months ended June 30, 2012 and 2011, Ralcorp recorded approximately $4.7 million and $2.4 million, respectively, of expenses related to plant closures (included in “Other operating expenses, net”).  In 2012, those costs include primarily losses on and impairments of fixed assets and employee termination costs related to the closing of the Poteau, Oklahoma facility (included in the Snacks, Sauces & Spreads segment) and Los Alamitos, California facility (included in the Cereal Products segment).

Interest Expense and Income Taxes
    Interest expense decreased $2.6 million for the third quarter.  The decrease is due to a $435 million decrease in weighted-average outstanding borrowings compared to the prior year, partially offset by an increase in the weighted-average interest rate.  The weighted-average interest rate on all of the Company’s outstanding borrowings was 6.4% and 5.6% in the quarters ended June 30, 2012 and 2011, respectively.
    The effective income tax rate for continuing operations was approximately 35.1% in the third quarter of 2012, up from 33.3% in last year’s third quarter.   The prior year rate was affected by discrete income tax adjustments based on the completion of prior year tax returns and assessments of uncertain tax positions and valuation allowances.

Segment Results

	Three Months Ended			Nine Months Ended
	June 30,			June 30,
	2012	2011	% Change	2012	2011	% Change
(pounds in millions)
Sales Volume
Cereal Products	116.2	132.2	-12%	378.4	392.1	-3%
Snacks, Sauces & Spreads	310.2	321.9	-4%	964.8	994.8	-3%
Frozen Bakery Products	211.4	164.1	29%	694.0	509.3	36%
Pasta	205.4	206.9	-1%	626.2	633.7	-1%
Total Sales Volume	843.2	825.1	2%	2,663.4	2,529.9	5%

(dollars in millions)
Net Sales
Cereal Products	$195.4	$217.1	-10%	$641.5	$620.7	3%
Snacks, Sauces & Spreads	427.0	383.0	11%	1,308.3	1,182.6	11%
Frozen Bakery Products	253.7	187.3	35%	837.0	573.7	46%
Pasta	150.1	140.4	7%	468.1	419.8	12%
Total Net Sales	$1,026.2	$927.8	11%	$3,254.9	$2,796.8	16%

Segment Operating Profit
Cereal Products	$14.8	$23.2	-36%	$63.9	$68.2	-6%
Snacks, Sauces & Spreads	32.9	26.0	27%	106.8	96.7	10%
Frozen Bakery Products	21.5	21.5	0%	82.2	67.4	22%
Pasta	25.7	27.1	-5%	77.9	91.9	-15%
Total Segment Operating Profit	$94.9	$97.8	-3%	$330.8	$324.2	2%

Segment Operating Profit Margin
Cereal Products	8%	11%		10%	11%
Snacks, Sauces & Spreads	8%	7%		8%	8%
Frozen Bakery Products	8%	11%		10%	12%
Pasta	17%	19%		17%	22%
Total Segment Operating Profit Margin	9%	11%		10%	12%

Depreciation and Amortization
Cereal Products	$4.9	$5.1	-4%	$15.2	$16.0	-5%
Snacks, Sauces & Spreads	11.3	10.0	13%	32.7	30.5	7%
Frozen Bakery Products	17.5	10.1	73%	51.7	29.8	73%
Pasta	13.3	13.1	2%	39.0	39.4	-1%
Corporate	2.6	3.5	-26%	9.2	10.0	-8%
Total Depreciation and Amortization	$49.6	$41.8	19%	$147.8	$125.7	18%

Cereal Products
    Net sales declined 10% in the three months ended June 30, 2012 as a 12% decline in volume driven by the previously announced customer exit was partially offset by volume growth in the ready-to-eat and hot cereal retail channels.  Excluding the impact of the customer exit, net sales were up 7% though volume declined by 1%.  The increase in volumes for ready-to-eat and hot cereal was driven by continued support from retailer promotional programs and expanded distribution of nutritionally improved products, partially offset by declines in institutional volumes.
    Third quarter segment operating profit decreased 36%, or $8.4 million.  While pricing and mix changes offset the impact of lower volume and higher input costs (corn, oats, wheat, rice, fruits and nuts), the segment continues to be negatively impacted by the inefficiencies at its Bloomfield facility.  Essentially all of the negative operating profit variance is attributable to the Bloomfield inefficiencies.

Snacks, Sauces & Spreads
    Net sales grew 11% in the three months ended June 30, 2012 as improved net pricing and product mix along with the impact of the Petri acquisition more than offset a 4% decline in volume.  Excluding the impact of the Petri acquisition, net sales grew 9% despite a 6% decline in volumes.  High single-digit volume growth in cookies and crackers was more than offset by declines in other categories, primarily a 21% decline in nut-related products driven by significantly higher net selling prices needed to offset the dramatic increase in the cost of nuts.
    Third quarter segment operating profit increased 27%. Excluding the impact of the Petri acquisition, segment profit was up 20% as the benefit of pricing and mix more than offset the effect of lower volumes and higher input costs (peanuts, sweeteners, and oils).

Frozen Bakery Products
    Net sales were up 35% in the three months ended June 30, 2012, primarily attributable to incremental sales from the acquisition of Refrigerated Dough which also drove a 29% increase in volume.  Excluding results from this acquisition, base-business net sales were up 2% for the third quarter.  Base-business net sales were driven by increased selling prices (net of increased trade promotion spending) in response to commodity cost increases and a favorable sales mix shift from retail to foodservice, partially offset by a 3% decline in volume.  Volume gains from a new product launch in foodservice were more than offset by the effects of volume declines in retail griddle products and breads sold to in-store bakery and retail channels.
    Third quarter segment operating profit was flat compared to last year.  Excluding the acquisition of Refrigerated Dough, segment operating profit decreased 19%, driven by higher raw materials (primarily flour and oil), lower volumes, and unfavorable foreign exchange rates, partially offset by improved net selling prices.

Pasta
    Net sales were up 7% for the three months ended June 30, 2012, partially attributable to incremental sales from the acquisitions of Annoni and Gelit.  Volume for the quarter was down 1%.  Excluding results from these acquisitions, base-business net sales were up 4% in the third quarter.  The increase in net sales is primarily due to higher net selling prices in response to rising raw materials costs, partially offset by a 3% volume decline.  Significant volume declines in the ingredients business and a modest decline in private brand pasta were essentially offset by volume increases in branded product and European operations.
    Base-business segment operating profit for the third quarter decreased 6% due to net selling price increases and improved manufacturing performance not completely offsetting significantly higher raw material costs (primarily durum and semolina wheat) and lower sales volumes.

Non-GAAP Measures and Additional Information
    The non-GAAP financial measures presented herein (including “base-business net sales” and measures labeled as “adjusted”) do not comply with accounting principles generally accepted in the United States, or GAAP, because they are adjusted to exclude (include) certain cash and non-cash income and expenses that would otherwise be included in (excluded from) the most directly comparable GAAP measure in the statement of earnings.  These non-GAAP financial measures, which are not necessarily comparable to similarly titled captions of other companies due to potential inconsistencies in the methods of calculation, should not be considered an alternative to, or more meaningful than, related measures determined in accordance with GAAP.  These non-GAAP measures supplement other metrics used by management to internally evaluate its businesses and facilitate the comparison of operations over time.
    For additional information regarding the Company’s results, including reconciliations of non-GAAP measures to related GAAP measures, refer to the schedules below.  The Company will also host a conference call today, August 8, at 8:00 a.m. Eastern Time to discuss the financial results.  The dial-in number will be 1-877-267-2092 for participants in the United States and 1-786-800-3988 for participants outside the United States.  The conference ID number is 66409890.  The call also will be broadcast live over the Internet and can be accessed by visiting the investor relations section of the Company’s website at www.ralcorp.com.  For those unable to participate during the live webcast, a replay will be available on www.ralcorp.com for 30 days.

Cautionary Statement on Forward-Looking Statements
    Forward-looking statements, within the meaning of Section 21E of the Securities Exchange Act of 1934, are made throughout this release.  These forward-looking statements are sometimes identified by the use of terms and phrases such as “believe,” “should,” “would,” “expect,” “project,” “estimate,” “anticipate,” “intend,” “plan,” “will,” “can,” “may,” or similar expressions elsewhere in this release.  All forward-looking statements are subject to a number of important factors, risks, uncertainties and assumptions that could cause actual results to differ materially from those described in any forward-looking statements.  These factors and risks include, but are not limited to, general economic conditions, changes in actual or forecasted results of operations, competitive pressures, future sales volume, significant increases in the costs of certain raw materials, inability to affect future price increases or cost reduction programs, changes in tax laws, integration of recent acquisitions and related accretion, future capital expenditures, changes in weighted average shares for diluted EPS, increases in transportation costs, and other financial, operational and legal risks and uncertainties detailed from time to time in the Company’s cautionary statements contained in its filings with the Securities and Exchange Commission.  The Company disclaims and does not undertake any obligation to update or revise any forward-looking statement in this press release.

About Ralcorp Holdings, Inc.
    Ralcorp produces a variety of private‐brand foods sold under the individual labels of various grocery, mass merchandise and drugstore retailers, and frozen bakery products sold to in-store bakeries, restaurants and other foodservice customers.  Ralcorp’s diversified product mix includes: ready‐to‐eat and hot cereals; nutritional and cereal bars; snack mixes, corn‐based chips and extruded corn snack products; crackers and cookies; snack nuts; chocolate candy; salad dressings; mayonnaise; peanut butter; jams and jellies; syrups; sauces; frozen griddle products including pancakes, waffles, and French toast; frozen biscuits and other frozen pre‐baked products such as breads and muffins; frozen and refrigerated doughs; dry pasta; and frozen pasta meals.  For more information about Ralcorp, visit the Company’s website at www.ralcorp.com.

RALCORP HOLDINGS, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(Dollars in millions except per share data, shares in thousands)

	Three Months Ended		Nine Months Ended
	June 30,		June 30,
	2012	2011	2012	2011

Net Sales	$1,026.2	$927.8	$3,254.9	$2,796.8
Cost of goods sold	(822.2)	(752.1)	(2,595.5)	(2,197.9)
Gross Profit	204.0	175.7	659.4	598.9
Selling, general and administrative expenses	(103.2)	(97.5)	(330.8)	(287.2)
Amortization of intangible assets	(20.3)	(16.5)	(61.2)	(49.1)
Other operating expenses, net	(3.4)	(5.0)	(16.9)	(8.5)
Operating Profit	77.1	56.7	250.5	254.1
Interest expense, net	(30.4)	(33.0)	(96.8)	(102.5)
Earnings from Continuing Operations before Income Taxes	46.7	23.7	153.7	151.6
Income taxes	(16.4)	(7.9)	(49.8)	(54.0)
Earnings from Continuing Operations	30.3	15.8	103.9	97.6
(Loss) earnings from discontinued operations, net
of income taxes	(.5)	12.5	13.7	85.3
Net Earnings	$29.8	$28.3	$117.6	$182.9

Basic Earnings per Share
Earnings from continuing operations	$.55	$.29	$1.88	$1.78
(Loss) earnings from discontinued operations	(.01)	.22	.25	1.55
Net earnings	$.54	$.51	$2.13	$3.33
Diluted Earnings per Share
Earnings from continuing operations	$.54	$.28	$1.85	$1.75
(Loss) earnings from discontinued operations	(.01)	.22	.24	1.53
Net earnings	$.53	$.50	$2.09	$3.28

Weighted Average Shares Oustanding
Basic	55,302	54,851	55,161	54,774
Diluted	56,315	55,918	56,200	55,615

RALCORP HOLDINGS, INC.
UNAUDITED RECONCILIATIONS OF NON-GAAP MEASURES
(Dollars in millions except per share data)

	Three Months Ended		Nine Months Ended
	June 30,		June 30,
	2012	2011	2012	2011
Adjusted Diluted EPS from Continuing Operations	$.60	$.51	$2.25	$1.95
Adjustments for economic hedges	.03	(.18)	(.06)	(.08)
Merger and integration costs	(.03)	(.01)	(.12)	(.02)
Accelerated amortization of intangible assets	(.01)	(.01)	(.04)	(.04)
Provision for legal settlement	-	-	(.05)	(.03)
Amounts related to plant closures	(.05)	(.03)	(.13)	(.03)
Diluted EPS from Continuing Operations	$.54	$.28	$1.85	$1.75

Adjusted EBITDA	$130.6	$117.7	$428.8	$393.2
Interest expense, net	(30.4)	(33.0)	(96.8)	(102.5)
Income taxes	(16.4)	(7.9)	(49.8)	(54.0)
Depreciation and amortization	(49.6)	(41.8)	(147.8)	(125.7)
Adjustments for economic hedges	3.1	(15.7)	(4.9)	(6.9)
Merger and integration costs	(2.4)	(1.2)	(9.8)	(1.5)
Provision for legal settlement	-	-	(4.4)	(2.5)
Amounts related to plant closures (excluding depreciation)	(4.6)	(2.3)	(11.4)	(2.5)
Earnings from Continuing Operations	$30.3	$15.8	$103.9	$97.6

Total Segment Operating Profit	$94.9	$97.8	$330.8	$324.2
Interest expense, net	(30.4)	(33.0)	(96.8)	(102.5)
Adjustments for economic hedges	3.1	(15.7)	(4.9)	(6.9)
Merger and integration costs	(2.4)	(1.2)	(9.8)	(1.5)
Accelerated amortization of intangible assets	(1.3)	(1.3)	(3.8)	(3.8)
Provision for legal settlement	-	-	(4.4)	(2.5)
Amounts related to plant closures	(4.7)	(2.4)	(11.5)	(2.8)
Stock-based compensation expense	(3.6)	(3.8)	(11.8)	(10.7)
Systems upgrade and conversion costs	(1.6)	(1.5)	(4.8)	(5.4)
Other unallocated corporate expenses	(7.3)	(15.2)	(29.3)	(36.5)
Earnings from Continuing Operations before Income Taxes	$46.7	$23.7	$153.7	$151.6